Exhibit 99.1

FOR RELEASE August 5, 2014

China Biologic Reports Financial Results for the

Second Quarter of 2014

2Q14 Total Sales Increase 12.1% to $60.1Million

2Q14 Operating Margin Increases to 48.1% from 47.2%

2Q14 Non-GAAP Net Income Increases 17.9% to $20.5 Million

BEIJING, China – August 5, 2014 – China Biologic Products, Inc. (NASDAQ: CBPO, "China Biologic" or the "Company"), a leading fully integrated plasma-based biopharmaceutical company in China, today announced its unaudited financial results for the second quarter of 2014.

Second Quarter 2014 Financial Highlights

•	Total sales in the second quarter of 2014 increased by 12.1% to $60.1 million from $53.6 million in the same quarter of 2013.
•	Gross profit increased by 9.9% to $41.2 million from $37.5 million in the same quarter of 2013. Gross margin stood at 68.5% in the second quarter of 2014, compared to 69.9% in the second quarter of 2013.
•	Income from operations increased by 14.2% to $28.9 million from $25.3 million in the same quarter of 2013. Operating margin increased to 48.1% in the second quarter of 2014 from 47.2% in the same quarter of 2013.
•	Net income attributable to the Company increased by 21.6% to $19.7 million from $16.2 million in the same quarter of 2013. Fully diluted net income per share was $0.79 in the second quarter of 2014 as compared to $0.57 in the same quarter of 2013.
•	Non-GAAP adjusted net income attributable to the Company was $20.5 million, representing a 17.9% increase from $17.4 million in the same quarter of 2013. Non-GAAP adjusted net income per share was $0.82, compared to $0.62 in the same quarter of 2013.

Mr. David (Xiaoying) Gao, Chairman and Chief Executive Officer of China Biologic, commented, “We are pleased to report another healthy quarter, with sales and net income both achieving double-digit growth. During the quarter, market demand for plasma products remained strong and we continued to make progress with our penetration into first-tier markets. Guizhou Taibang has resumed production which we believe will contribute to increased sales of plasma-based products in the second half of the year.

Mr. Gao continued, “We are encouraged by our outlook for the remainder of the year. First, we expect the growth momentum we experienced in the first half of 2014 to continue in the second half. Second, Chinese authorities recently issued a notice to reduce the value added tax ("VAT") rate on a wide range of products, effective July 1, 2014. We believe the reduction in the VAT rate from 6% to 3% will have a favorable impact on the sales of all plasma-based products in the second half. We also expect our plasma utilization efficiency to further improve in the second half of the year with the expected launch of our human prothrombin complex concentrate (“PCC”) products in the fourth quarter of 2014.”

“Finally, we are pleased to announce the completion of our follow-on offering which raised net proceeds of approximately $33.2 million for our Company. Through this transaction, we further broadened our shareholder base and improved liquidity in our stock. We are encouraged with our opportunities for continued growth as we move forward,” concluded Mr. Gao.

Second Quarter 2014 Financial Performance

Total sales in the second quarter of 2014 were $60.1 million, an increase of 12.1% from $53.6 million in the same quarter of 2013. Excluding foreign exchange translation effect, the increase in sales was primarily attributable to the volume increases in certain plasma-based products and placenta polypeptide product.

During the second quarter of 2014, human albumin products and IVIG products remained the largest two sales contributors. The average price for both products declined 1.4% and 2.7% respectively, during the quarter, mainly as a result of the Company’s efforts to increase the market share of human albumin products and IVIG products in tier one cities through distributors by lowering sales prices.

•	As a percentage of total sales, human albumin product revenue was 34.1% in the second quarter of 2014 as compared to 42.5% in the same quarter of 2013. The sales volume of human albumin products decreased by 9.4% in the reporting quarter compared to the same quarter of 2013, which was primarily due to the decreased sales volume at Guizhou Taibang, partially offset by increased sales volume at Shandong Taibang. The decrease in the sales volume at Guizhou Taibang was primarily due to the depletion of inventory of finished products as most of newly produced albumin products were still awaiting government batch approval after Guizhou Taibang resumed production in March 2014.

•	As a percentage of total sales, IVIG revenue was 44.0% in the second quarter of 2014 as compared to 39.4% in the same quarter of 2013. The sales volume of IVIG products increased by 28.2% in the reporting quarter, mainly due to increased sales through distributors in tier-one cities. In addition, the outbursts of Hand-Foot-and-Mouth Disease, or HFMD, also contributed to the increase in the sales volume of IVIG during the reporting quarter.

Cost of sales was $18.9 million in the second quarter of 2014 compared to $16.1 million in the same quarter of 2013. As a percentage of total sales, cost of sales was 31.5%, as compared to 30.1% in the same quarter of 2013. The increase in cost of sales was largely in line with the increases in sales volume and plasma collection costs.

Gross profit increased by 9.9% to $41.2 million in the second quarter of 2014 from $37.5 million in the same quarter of 2013. Gross margin was 68.5% and 69.9% for the three months ended June 30, 2014 and 2013, respectively.

Total operating expenses in the second quarter of 2014 increased slightly by 1.7% to $12.3 million from $12.1 million in the same quarter of 2013. As a percentage of total sales, total operating expenses decreased to 20.4% in the second quarter of 2014 from 22.7% in the same quarter of 2013.

Selling expenses in the second quarter of 2014 increased by 37.5% to $3.3 million from $2.4 million in the same quarter of 2013. As a percentage of total sales, selling expenses were 5.5%, up from 4.6% in the same quarter of 2013. Volume and percentage increases in selling expenses were primarily due to increased sales of placenta polypeptide products. Compared with other products, placenta polypeptide has a relatively higher per unit selling expenses.

General and administrative expenses in the second quarter of 2014 decreased by 20.2% to $7.1 million from $8.9 million in the same quarter of 2013. As a percentage of total sales, general and administrative expenses were 11.8% and 16.5% in the second quarter of 2014 and 2013, respectively. The decrease in general and administrative expenses was mainly due to a decrease in legal expenses. During the second quarter of 2013, the Company incurred legal expenses in relation to the take-over defense against a direct competitor in China. In addition, the Company incurred amortization expenses in the three months ended June 30, 2013 with respect to the GMP certificates and certain other intangible assets which were part of the acquisition of Guizhou Taibang in 2008. Because such intangible assets had been fully amortized by the end of 2013, the Company did not incur corresponding expenses in the three months ended June 30, 2014.

Research and development expenses in the second quarter of 2014 were $1.8 million, compared to $0.8 million in the same quarter of 2013. As a percentage of total sales, research and development expenses for the three months ended June 30, 2014 and 2013 were 3.1% and 1.6%, respectively. The increase in research and development expenses was primarily due to the expenditure paid for certain clinical trial programs and the engagement of external experts for select pipeline products.

Income from operations for the three months ended June 30, 2014 was $28.9 million, an increase of 14.2% from $25.3 million in the same period of 2013. Operating margin increased to 48.1% in the reporting quarter from 47.2% in the same quarter of 2013.

Income tax expense in the second quarter of 2014 was $4.5 million, as compared to $3.7 million in the same quarter of 2013, representing an increase of 21.6%. The effective income tax rates were 14.4% and 14.0% for the three months ended June 30, 2014 and 2013, respectively.

Net income attributable to the Company increased by 21.6% to $19.7 million in the second quarter of 2014, from $16.2 million in the same quarter of 2013. Net margins were 32.8% and 30.2% for the three months ended June 30, 2014 and 2013, respectively. Fully diluted net income per share was $0.79 in the second quarter of 2014, as compared to $0.57 in the second quarter of 2013.

Non-GAAP adjusted net income attributable to the Company was $20.5 million or $0.82 per diluted share in the second quarter of 2014, compared to $17.4 million or $0.62 per diluted share in the same quarter of 2013.

Non-GAAP adjusted net income and diluted earnings per share for the three months ended June 30, 2014 excluded $0.8 million of non-cash employee share-based compensation expenses.

First Half 2014 Financial Performances

Total sales in the first half of 2014 were $116.3 million, an increase of 8.1% from $107.6 million in the same period of 2013. The increase in sales was primarily driven by increased sales at Shandong Taibang during the first half of 2014, partially offset by reduced sales volume at Guizhou Taibang in the period due to production suspension. The increased sales volume of placenta polypeptide products also contributed to the sales increase.

As a percentage of total sales, sales from human albumin products and IVIG products were 38.1% and 40.4%, respectively, for the six months ended June 30, 2014.

Cost of sales increased by 11.9% to $36.6 million in the first half of 2014, from $32.7 million in the same period of 2013. Cost of sales as a percentage of total sales was 31.5%, as compared to 30.4% in the same period of 2013.

Gross profit increased by 6.4% to $79.7 million in the first half of 2014 from $74.9 million in the same period of 2013. Gross margin was 68.5% in the first half of 2014, compared to 69.6% in the same period of 2013.

Total operating expenses in the first half of 2014 decreased by 3.0% to $22.9 million from $23.6 million in the same period of 2013. The decrease of total operating expenses was a combined effect of the decrease in the general and administrative expenses and the increase in the selling expenses and research and development expenses. As a percentage of total sales, total operating expenses decreased to 19.6% for the six months ended June 30, 2014, from 21.9% in the same period of 2013.

Income from operations for the six months ended June 30, 2014 was $56.9 million, an increase of 10.9% from $51.3 million in the same period of 2013.

Income tax expense in the first half of 2014 was $9.8 million, as compared to $8.4 million in the same period of 2013. The effective income tax rates were 16.2% and 15.7% for the six months ended June 30, 2014 and 2013, respectively. The tax rate applicable to the Company’s major operating subsidiaries in the PRC for 2014 and 2013 is 15%.

Net income attributable to the Company increased by 22.2% to $38.0 million for the six months ended June 30, 2014, from $31.1 million in the same period of 2013. Net margins were 32.7% and 28.9% for the six months ended June 30, 2014 and 2013, respectively.

Non-GAAP adjusted net income attributable to the Company was $39.6 million or $1.53 per diluted share for the six months ended June 30, 2014 compared with $33.8 million or $1.21 per diluted share in the same period of 2013.

Non-GAAP adjusted net income and diluted earnings per share in the six months ended June 30, 2014 excluded $1.6 million of non-cash employee share-based compensation expenses.

As of June 30, 2014, the Company had cash and cash equivalents of $103.2 million, compared to $144.1 million as of December 31, 2013. Restricted deposits were $102.1 million as of June 30, 2014, compared to $30.5 as of December 31, 2013. The increase was primarily due to a deposit of $72.3 million as cash collateral for certain long-term bank loans in connection with a payment of $70.0 million for share repurchase. Net cash provided by operating activities for the six months ended June 30, 2014 was $39.0 million, as compared to $37.9 million for the six months ended June 30, 2013. The increase in net cash provided by operating activities was primarily due to the increase in net income for the six months ended June 30, 2014 as compared to the same period in 2013, partially offset by the increase of accounts receivable and the inventories during this period. Accounts receivable increased by $7.5 million, in line with the sales increase during the six months ended June 30, 2014, as compared to $6.3 million during the same period in 2013. Inventories increased by $6.9 million during the six months ended June 30, 2014, as compared to $3.6 million during the same period in 2013. This increase was primarily due to an increase in raw materials as a result of the continued supply of plasma, a primary raw material, by plasma stations of Guizhou Taibang while its production of plasma products had been suspended from June 2013 to March 2014.

Outlook

For the full year of 2014, the Company reiterates its full year financial forecast of total sales in the range of $230 million to $240 million and full year non-GAAP adjusted net income in the range of $67 million to $69 million. This guidance assumes only organic growth and excludes acquisitions and necessarily assumes no significant adverse product price changes during 2014.

This forecast reflects the Company’s current and preliminary views, which are subject to change.

Conference Call

The Company will host a conference call at 8:00 am, Eastern Time on Wednesday, August 6, 2014, which is 8:00 pm, Beijing Time on August 6, 2014, to discuss second quarter 2014 results and answer questions from investors. Listeners may access the call by dialing:

US:	+1 877 870 4263
International:	+1 412 317 0790
Hong Kong:	800 905 945
China:	400 120 1203
Passcode:	China Biologic Products Inc.

A telephone replay will be available one hour after the conclusion of the conference all through 9:00 am, Eastern Time on August 13, 2014. The dial-in details are:

US:	+1 877 344 7529
International:	+1 412 317 0088
Passcode:	10050434

A live and archived webcast of the conference call will be available through the Company's investor relations website at http://chinabiologic.investorroom.com.

About China Biologic Products, Inc.

China Biologic is a leading plasma-based biopharmaceutical company in China. The Company's products are used as critical therapies during medical emergencies and for the prevention and treatment of life-threatening diseases and immune-deficiency related diseases. China Biologic is headquartered in Beijing and manufactures over 20 different dosages of plasma-based products through its indirect majority-owned subsidiaries, Shandong Taibang Biological Products Co., Ltd. and Guizhou Taibang Biological Products Co., Ltd. The Company also has an equity investment in Xi'an Huitian Blood Products Co., Ltd. The Company sells its products to hospitals and inoculation centers, as well as distributors, in China. For additional information, please see the Company's website www.chinabiologic.com.

Non-GAAP Disclosure

This news release contains non-GAAP financial measures that exclude non-cash compensation expenses related to options granted to employees and directors under the Company's 2008 Equity Incentive Plan. To supplement the Company's unaudited condensed consolidated financial statements presented on a GAAP basis, the Company has provided non-GAAP financial information excluding the impact of these items in this release. The Company's management believes that these non-GAAP measures provide investors with a better understanding of how the results relate to the Company's historical performance. A reconciliation of the adjustments to GAAP results appears in the table accompanying this news release. This additional non-GAAP information is not meant to be considered in isolation or as a substitute for GAAP financials. The non-GAAP financial information that the Company provides also may differ from the non-GAAP information provided by other companies.

Safe Harbor Statement

This news release may contain certain "forward-looking statements" relating to the business of China Biologic Products, Inc. and its subsidiaries. All statements, other than statements of historical fact included herein, are "forward-looking statements." These forward-looking statements are often identified by the use of forward-looking terminology such as "believes," "expects," or similar expressions, and involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect.

Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this news release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including its potential inability to achieve the expected operating and financial performance in 2014, potential inability to find alternative sources of plasma, potential inability to increase production at permitted sites, potential inability to mitigate the financial consequences of a temporarily reduced raw plasma supply through cost cutting or other efficiencies, and potential additional regulatory restrictions on its operations and those additional risks and uncertainties discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (http://www.sec.gov). All forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, the Company does not assume a duty to update these forward-looking statements.

Contact:

China Biologic Products, Inc.

Mr. Ming Yin

Senior Vice President

Phone: +86-10-6598-3099

Email: ir@chinabiologic.com

ICR Inc.

Mr. Bill Zima

Phone: +86-10-6583-7511 or +1-646-405-5191

E-mail: bill.zima@icrinc.com

Financial statements follow.

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	For the three months ended		For the six months ended
	June 30,	June 30,	June 30,	June 30,
	2014	2013	2014	2013
	USD	USD	USD	USD
Sales	60,073,984	53,580,523	116,340,561	107,612,255
Cost of sales	18,919,981	16,122,262	36,635,147	32,739,020
Gross profit	41,154,003	37,458,261	79,705,414	74,873,235

Operating expenses
Selling expenses	3,329,175	2,441,727	5,611,661	4,278,120
General and administrative expenses	7,112,798	8,866,071	14,329,424	17,553,168
Research and development expenses	1,838,795	835,150	2,912,361	1,748,242
Income from operations	28,873,235	25,315,313	56,851,968	51,293,705

Other income (expenses)
Equity in income of an equity method investee	1,523,216	610,997	1,860,579	739,945
Interest expense	(862,957)	(198,739)	(1,484,164)	(434,913)
Interest income	1,724,324	995,757	3,320,202	1,643,819
Total other income, net	2,384,583	1,408,015	3,696,617	1,948,851

Earnings before income tax expense	31,257,818	26,723,328	60,548,585	53,242,556

Income tax expense	4,486,157	3,745,649	9,824,375	8,352,551

Net income	26,771,661	22,977,679	50,724,210	44,890,005

Less: Net income attributable to noncontrolling interest	7,046,706	6,815,753	12,725,584	13,812,219

Net income attributable to China Biologic Products, Inc.	19,724,955	16,161,926	37,998,626	31,077,786

Net income per share of common stock:
Basic	0.83	0.60	1.55	1.15
Diluted	0.79	0.57	1.47	1.11
Weighted average shares used in computation:
Basic	23,483,090	26,880,459	24,212,766	26,833,262
Diluted	24,719,011	28,067,303	25,435,122	27,967,080

Net income	26,771,661	22,977,679	50,724,210	44,890,005

Other comprehensive income :
Foreign currency translation adjustment, net of nil income taxes	527,203	4,428,715	(2,589,440)	5,825,256

Comprehensive income	27,298,864	27,406,394	48,134,770	50,715,261

Less: Comprehensive income attributable to noncontrolling interest	7,140,585	7,723,790	12,245,986	14,882,947

Comprehensive income attributable to China Biologic Products, Inc.	20,158,279	19,682,604	35,888,784	35,832,314

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2014	2013
	USD	USD
ASSETS
Current Assets
Cash and cash equivalents	103,223,625	144,138,487
Time deposit	-	6,608,612
Restricted deposits	30,387,500	-
Accounts receivable, net of allowance for doubtful accounts	24,598,123	17,270,132
Inventories	94,812,741	88,634,855
Prepayments and other current assets	8,962,789	7,641,061
Total Current Assets	261,984,778	264,293,147

Property, plant and equipment, net	76,966,843	73,149,072
Land use rights, net	9,407,386	8,213,145
Deposits related to land use rights	11,941,943	13,667,130
Restricted cash and deposits, excluding current portion	71,753,816	30,523,674
Equity method investment	13,127,429	11,349,807
Other non-current assets	4,271,138	2,585,232
Total Assets	449,453,333	403,781,207

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Short-term bank loans, including current portion of long-term bank loans	34,875,000	9,822,000
Accounts payable	3,975,739	4,445,732
Due to related parties	6,845,003	7,206,970
Other payables and accrued expenses	31,224,373	34,852,740
Advance from customers	4,577,531	2,908,853
Income tax payable	4,536,159	4,202,405
Total Current Liabilities	86,033,805	63,438,700

Long-term bank loans, excluding current portion	70,000,000	30,000,000
Deferred income	2,907,328	3,003,895
Other liabilities	4,041,464	3,369,003
Total Liabilities	162,982,597	99,811,598

Stockholders’ Equity
Common stock:
par value $0.0001;
100,000,000 shares authorized;
27,540,800 and 27,341,744 shares issued at June 30, 2014 and December 31, 2013, respectively;
23,561,096 and 25,862,040 shares outstanding at June 30, 2014 and December 31, 2013, respectively	2,754	2,734
Additional paid-in capital	76,267,027	72,031,864
Treasury stock: 3,979,704 and 1,479,704 shares at June 30, 2014 and December 31, 2013, respectively, at cost	(99,594,080)	(29,594,080)

Retained earnings	211,743,177	173,744,551
Accumulated other comprehensive income	19,396,652	21,506,494
Total equity attributable to China Biologic Products, Inc.	207,815,530	237,691,563

Noncontrolling interest	78,655,206	66,278,046

Total Stockholders’ Equity	286,470,736	303,969,609

Commitments and contingencies	-	-

Total Liabilities and Stockholders’ Equity	449,453,333	403,781,207

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the six months ended
	June 30,	June 30,
	2014	2013
	USD	USD
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	50,724,210	44,890,005
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	3,289,535	3,105,739
Amortization	371,168	702,556
Loss (gain) on sale of property, plant and equipment	71,494	(70,363)
Provision of doubtful accounts, net	1,477	-
Provision of doubtful accounts - other receivables and prepayments	-	6,202
Write-down of obsolete inventories	9,092	-
Deferred tax expense	1,154,991	720,679
Share-based compensation	1,961,929	3,047,962
Equity in income of an equity method investee	(1,860,579)	(739,945)
Excess tax benefits from share-based compensation arrangements	(760,869)	-
Change in operating assets and liabilities:
Accounts receivable	(7,473,499)	(6,314,643)
Prepayment and other assets	(2,393,459)	(101,135)
Inventories	(6,852,680)	(3,616,165)
Accounts payable	(438,427)	242,365
Other payables and accrued expenses	(1,287,497)	(2,033,594)
Advance from customers	1,693,953	(529,984)
Due to related parties	(309,859)	(140,697)
Income tax payable	1,126,281	(1,260,254)
Net cash provided by operating activities	39,027,261	37,908,728

CASH FLOWS FROM INVESTING ACTIVITIES:
Payment for property, plant and equipment	(10,243,198)	(11,912,603)
Payment for intangible assets and land use right	(1,227,914)	(1,137,556)
Dividend received	-	560,980
Refund of deposits related to land use right	1,635,200	-
Proceeds upon maturity of time deposit	6,608,612	-
Proceeds from sale of property, plant and equipment	190,660	83,731
Net cash used in investing activities	(3,036,640)	(12,405,448)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from stock option exercised	1,643,559	2,668,916
Proceeds from short term bank loans	-	4,808,400
Repayment of short term bank loans	(4,905,600)	(8,014,000)
Proceeds from long-term bank loans	70,000,000	-
Payment for deposits as security for long-term bank loans	(72,290,922)	-
Payment for share repurchase	(70,000,000)	-
Acquisition of noncontrolling interest	-	(1,963,913)
Excess tax benefits from share-based compensation arrangements	760,869	-
Dividend paid by subsidiaries to noncontrolling interest shareholders	(1,409,542)	(8,110,168)
Net cash used in financing activities	(76,201,636)	(10,610,765)

EFFECTS OF FOREIGN EXCHANGE RATE CHANGE ON CASH	(703,847)	2,762,616

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(40,914,862)	17,655,131

Cash and cash equivalents at beginning of period	144,138,487	129,609,317

Cash and cash equivalents at end of period	103,223,625	147,264,448

Supplemental cash flow information
Cash paid for income taxes	7,564,408	8,892,126
Cash paid for interest expense	1,067,251	198,900
Noncash investing and financing activities:
Acquisition of property, plant and equipment included in payables	2,805,220	1,554,828
Transfer from prepayments to property, plant and equipment	727,937	6,815,689

CHINA BIOLOGIC PRODUCTS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	For the three months ended
	June 30,	June 30,
	2014	2013
	USD	USD
Adjusted Net Income Attributable to the Company - Non GAAP	20,522,830	17,406,925
Diluted EPS - Non GAAP	0.82	0.62
Non-cash employee stock compensation	(797,875)	(1,244,999)
Net Income Attributable to the Company	19,724,955	16,161,926
Weighted average number of shares used in computation of Non GAAP diluted EPS	24,719,011	28,067,303

	For the six months ended
	June 30,	June 30,
	2014	2013
	USD	USD
Adjusted Net Income Attributable to the Company - Non GAAP	39,594,376	33,801,545
Diluted EPS - Non GAAP	1.53	1.21
Non-cash employee stock compensation	(1,595,750)	(2,723,759)
Net Income Attributable to the Company	37,998,626	31,077,786
Weighted average number of shares used in computation of Non GAAP diluted EPS	25,435,122	27,967,080

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